   Exhibit 99.2

AUTOWEB, INC.

Moderator: Sean Mansouri
November 8, 2018
5:00 p.m. ET

OPERATOR:              This is Conference # 9376169.

Operator:                     Good afternoon, everyone, and thank you for participating in today’s conference call for us to discuss AutoWeb’s financial results for the third quarter ended September 30, 2018.

Joining us today are AutoWeb’s CEO, Jared Rowe; the company’s interim CFO, Wes Ozima; and the company’s outside Investor Relations advisor, Sean Mansouri with Liolios. Following their remarks, we’ll open the call for your questions. As a reminder, this conference call is being recorded.

I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri:           Thank you, Noelle. Before I introduce Jared, I remind you that during today’s call, including the question-and-answer session, statements that are not historical facts, including many projections, statements regarding future events or future financial performance or statements of intent or belief are forward-looking statements and are covered by the Safe Harbor disclaimers contained in today’s press release, the slides accompany this presentation and the company’s public filings with the SEC. Actual outcomes and results may differ materially from what is expressed in or implied by these forward-looking statements.

Specifically, please refer to the company’s Form 10-Q for the third quarter ended September 30, 2018, which was filed prior to this call as well as other filings made by AutoWeb with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

There are slides included in today’s presentation to help illustrate some of the points being made and discussed during the call. The slides can be accessed by visiting AutoWeb’s website at www.autoweb.com. When there, go to Investors and then click on Events & Presentations.

Please also note that during this call and/or in the accompanying slides, management will be disclosing non-GAAP loss or income, non-GAAP EPS, adjusted gross profit and gross margin. These are non-GAAP financial measures as defined by SEC Regulation G. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in today’s press release and slides, which are posted on the company’s website.

And with that, I’ll turn the call over to Jared.

Jared R. Rowe:            Thanks, Sean, and good afternoon, everyone. Since I joined AutoWeb earlier this year, our team has conducted a comprehensive review of our operations and go-to-market approach to better align with our mission of reestablishing AutoWeb as a premier matchmaker of consumers and automotive providers.

Now this review included an assessment of our products, traffic acquisition, pricing policies, distribution channels, technology infrastructure, strategic positioning and organizational structure as well as our long-term prospects in the future of mobility.

Now as an outcome of this review and in an effort to improve transparency with our shareholders, we have introduced several new operating metrics that we plan to report on a quarterly basis including measures to help assess audience size, traffic acquisition efficiency and distribution channel effectiveness. Wes will expand upon these new metrics but they can also be found in the presentation posted in the investor section of our website.

Now the assessment of our go-to-market approach could not have come at a more important time given recent industry dynamics in the automotive environment at large. Interest rates have steadily been on the rise, which is impacting the affordability of cars for consumers.

When the U.S. automotive industry hit record sales in 2016, the Federal Reserve benchmark interest rate was between 0.5 percent and 0.75 percent. Now it’s between 2 percent and 2.5 percent. According to industry reports, if the rate moves to a range of 2.75 percent to 3 percent, by next September, consumers will pay more than $6,000 on average in interest alone to finance a vehicle.

Now in addition to the impact from rising interest rates, OEMs are beginning to cut incentives considerably. In September alone, OEM incentives declined nearly 3 percent compared to September of 2017. Despite the slight increase in new car sales in October, we believe that the auto environment has – we’ve experienced for several years has been unsustainable and the reality is beginning to settle in.

Now on the digital media front, trends continue to shift towards mobile, social media and voice search. While mobile and social media have been front and center for several years now, the use of voice assistance in the U.S. is expected to grow by 129 percent in 2018 compared to the prior year, totaling 35.6 million Americans using the service at least once per month.

And finally, today’s consumer. Today’s consumer is unique, and consumers expect a unique experience for a unique vehicle. In 2018 models alone, there were more than 2,600 make, model and trim combinations of vehicles. Couple that with the market dynamics of search, digital media and affordability constraint and automotive providers now find themselves in a highly complex environment to attract, convert and retain customers.

So what does all this mean for a digital marketing platform like AutoWeb? It means that we’re going to have to provide our dealer and OEM clients with a better and more integrated product suite, one that is more data informed to ensure superior customer experience: a product suite that connects the right consumer with the right dealer to match the expectations of both parties. This data-driven approach is imperative as we have been underutilizing the millions of consumer data points that we collect each month.

Equally important, these high-quality performance managed marketing campaigns need to include detailed attribution to ensure the value we’re providing to our clients is abundantly clear. And by attribution, I don’t mean telling a dealer that a consumer we gave them bought a car within 90 days. It means showing the dealer that we helped them achieve their monthly sales goals.

From a consumer perspective, our products and content will have to be optimized to suit the requirements of mobile search as well as social media and voice search down the road, given the rapidly growing presence of these channels.

Ultimately, if we can simplify the online car shopping experience with innovative digital media solutions that market our client’s brand ahead of our own and deliver a high-quality customer experience, we’ll be best positioned to capitalize on the new environment in which we find ourselves. All of this was heavily considered during our strategic review.

During the third quarter, we began to execute against our new plan, beginning with the reset of our senior leadership team. This resulted in a charge that impacted the bottom line in Q3 but serves as a catalyst for rebuilding and strengthening our organization with key personnel that align with our new strategic imperatives.

Our strategic review also included an assessment of the company’s assets and licenses. As a result of our reevaluation of the DealerX data and consumer targeting platform, we concluded that the effectiveness of the solution was not in line with the enhanced consumer-to-client matchmaking that we are seeking and have thus taken a charge to write down the platform license.

In addition, we have impaired 2 other assets related to GoMoto and SaleMove, neither of which align with our new strategic rationale.

As discussed on previous calls, we have begun to modernize and contemporize our approach to traffic acquisition. These changes have delivered some early results as reflected by the 8 percent sequential improvement in lead traffic.

Further, our pricing rationalization and revised client engagement approach has led to our first sequential increase in retail dealer count since Q4 2015. By growing our audience and our retail dealer count, we have shown that our revised operating approach is having a positive impact on 2 critical drivers of our success.

While we’re encouraged by the early signs of improvement in our business, we still have plenty of work to return AutoWeb to growth and profitability. We believe that revenue growth and margin expansion will ultimately come from: one, audience growth; two, improved audience acquisition efficiency; three, retail dealer count and lead capacity growth; four, operational integration and simplification; and five, enhanced consumer-to-client matchmaking. I’ll expand on each of these later in the call but first, I’d like to turn it over to Wes to walk through the details of our Q3 results. Wes?

Wesley Ozima:            Thank you, Jared, and good afternoon, everyone. Third quarter revenue came in at $31.7 million, down from $36.9 million in the year-ago quarter.

Advertising revenues were $6.6 million compared to $8.9 million in the year-ago quarter with click revenues of $5.6 million compared to $7.4 million. These declines were primarily due to lower retail dealer count and lower lead and click volumes.

Gross profit during the third quarter was negative $3.6 million compared to $11.1 million in the year-ago quarter with gross margin coming in at negative 11.4 percent compared to 30.1 percent. The decline was primarily driven by a onetime impairment charge to cost of revenues of $9 million associated with the dealer platform – DealerX platform license.

Adjusted gross profit, which excludes the onetime DealerX impairment charge of $9 million, was $5.4 million compared to gross profit of $11.1 million in the year-ago quarter, with the decrease driven by continued investments in traffic acquisition strategies and testing of new traffic sources as well as in a favorable mix of retail and OEM lead revenue, which Jared will expand upon later in the call. As a percentage of revenue, adjusted gross profit was 17.1 percent.

Total operating expenses in the third quarter were $14.4 million compared to $10.8 million last year. The increase was primarily driven by onetime severance costs related to a management reorganization as well as onetime long-lived asset impairment charges associated with acquired customer relationships and SaleMove.

On a GAAP basis, net loss in the third quarter was $18 million or a negative $1.41 per share on 12.8 million shares compared to net income of $0.1 million or $0.01 per share on 13.2 million shares in the year-ago quarter.

For the third quarter, non-GAAP loss, which adds back amortization of acquired intangibles, noncash stock-based compensation, severance costs, gain or loss on investment or sale, litigation settlements, goodwill impairment, long-lived asset impairments and income taxes, was $2.4 million or negative $0.19 per share compared to non-GAAP income of $2.4 million or $0.18 per share in the third quarter of 2017. The decline was primarily driven by the aforementioned lower revenues and adjusted gross profit.

Cash used by operations in the third quarter were $2 million compared to cash provided by operations of $2.9 million in the second quarter and $2.5 million in the prior year quarter, with the decrease primarily driven by severance-related cost as well as professional service fees and timing of receivables.

Note that we currently expect incremental cash burn to continue into next year as we invest in our people, products and technology to enable our return to growth and margin expansion in 2019.

At September 30, 2018, cash and cash equivalents stood at $15.8 million compared to $18.3 million at June 30, and $25 million at December 31, 2017. The decrease from 2017 year-end was primarily driven by a repayment of an $8 million revolving line of credit as well as severance-related costs.

Total debt at September 30, 2018 was $1 million compared to $9 million at the end of 2017.

As Jared mentioned, going forward we will be providing several key operating metrics that we believe are instrumental to understanding the new direction of our business, including lead volume at source, lead traffic, retail dealer count and retail lead capacity as well as click volume and revenue per click.

Note that we also intend to provide click traffic going forward, however, we’re still working to accumulate the historical data. We’ll expect to have it prepared by our next quarterly earnings report.

With that, during the third quarter, we delivered approximately 1.9 million automotive leads compared to 1.7 million in the second quarter and 2.1 million in the year-ago period. Note that this figure includes total new and used vehicle leads invoiced at both at our OEM and retail clients.

The sequential improvement was largely driven by higher traffic partially offset by conversion rate inefficiencies resulting from historical underinvestment in our mobile environments.

Total lead volume was also offset by our revised lead distribution policies as we look to sell a greater mix of leads to our higher-price retail channel.

Lead traffic was 27.6 million visits during third quarter compared to 25.5 million in the second quarter and 28.5 million in Q3 2017. The sequential improvement is reflective of the early benefits from modernizing and contemporizing our approach to traffic acquisition. Note that these visits reflect a number of consumers who visit our entire portfolio of websites during the quarter – lead websites during the quarter.

Retail dealer count was 2,577 compared to 2,550 in the second quarter and 3,242 in Q3 2017. As Jared mentioned earlier, this marks our first sequential increase since Q4 2015 evidencing that our new operating approach is beginning to take root.

Note that this dealer count figure includes a number of franchise dealers contracted for delivery of retail new vehicle leads plus the number of franchised or independent dealers contracted for delivery of retail used vehicle leads.

Retail lead capacity was 441,000 lead targets compared to 449,000 in the second quarter and 578,000 in Q3 2017. The decrease in retail lead capacity was primarily driven by lower budgets set by our retail dealer clients, which is reflective of the lower product quality that we are aggressively working to improve. Note that retail lead capacity is the sum of the number of new and used vehicle leads that a retail dealer’s clients wish to receive each month during the quarter.

Estimated buy rates released generated from our entire portfolio of websites for the quarter was 17 percent. Note that this buy rate reflects the percentage of consumers submitting leads through one of our media properties that purchase a vehicle within 90 days of lead submission.

Our lead sourcing mix for the quarter also remained steady with 78 percent of leads being internally generated from our media properties and the other 22 percent of leads coming from third-party lead providers. We continue to believe our roughly 80-20 mix is an appropriate target to balance quality and quantity of our core lead product.

Moving on to our click product. Click volume in the third quarter was 6.6 million clicks compared to 6.3 million in the second quarter and 7.3 million in Q3 2017. Revenue per click was $0.84 compared to $0.92 Q2 2018 and $1.02 in Q3 2017.

With that, I’ll now turn the call back over to Jared.

Jared R. Rowe:            Thanks, Wes. As I mentioned earlier, our core mission and goal as a company is to once again become a premier matchmaker of consumers and automotive providers through leads, click and e-mail campaigns.

This goal will ultimately be achieved by the execution of 5 critical initiatives: first, we need to grow our audience; second, we need improved audience acquisition efficiency; third, retail dealer count and lead capacity growth; fourth, operational integration and simplification; and fifth, enhanced consumer-to-client matchmaking. We believe that the execution of these initiatives will return AutoWeb to growth and margin expansion.

To grow our audience and improve acquisition efficiency, we have begun to deploy a series of new traffic acquisition methodologies. As I mentioned earlier, I believe some of the company’s previous strategies were not contemporary or optimized to consumer buying signals and our goal is to move away from commodity matching of buyers and sellers.

We are now looking at more data-driven approaches to connect a specific target buyer with a specific targeted seller. We believe this can help us differentiate ourselves in the market as well as improve both the margin and volume characteristic of our business.

Further, we intend to take advantage of modern approach just to content optimization, of which we have not availed ourselves historically. We expect these investments to continue over the near term as we work to optimize our traffic acquisition methods, improve lead and click conversion and return to growth.

For retail dealer count and capacity, there are several elements we’ve considered to drive growth, with the first being a pricing rationalization of our products. For context, the company has not the volume and pricing trade-offs between our distribution channels. This lack of optimization has unnecessarily distressed our retail dealer participation rates and blended margin.

Rationalizing our price per lead by even just a few cents will be a net positive to both our top and bottom line. And the same distribution channel dynamic goes for our click product.

Note that clicks are largely driven by abandonment traffic and on our lead forms, so a concession on click pricing in exchange for more volume still leads to very high contribution margin. We’ve already begun to see a modest benefit of this pricing rationalization with an increase in retail dealer count, which is an important metric for our business.

We also plan to grow our retail dealer count capacity through better market segmentation. Today, the top 150 dealer groups in the U.S. have a combined 3,660 dealers. Of those 3,660 dealers, we currently sell leads to less than 10 percent.

This alone presents a unique opportunity with a highly under-penetrated segment of the marketplace that spends considerable amounts on media. We believe that we have a very compelling and cost-effective solution for this client segment.

Our initiative to simplify and better integrate our operations is really geared towards corporate level efficiency. Previously, AutoWeb was largely run like a group of loosely affiliated companies, given the acquisitions made over the last 4 years.

We’ve also found that the company lacked a modern IT infrastructure, which inhibits automation and limits our ability to drive appropriate levels of operational efficiency. We intend to invest in our IT infrastructure and better integrate our operations so that we can minimize redundancies, improve the velocity of change and gain better control over internal investments and outcomes.

To enhance consumer to client matchmaking, we are reinvesting in and further integrating our 3 core products. At a high level, we’re currently investing in data-driven product research to better understand the needs of buyers and sellers. We understand that we need to deliver value to both consumers and clients alike.

Our goal is to be the best matchmaker in an industry that’s rapidly changing, and we have to invest and conduct research at a very detailed level, so that we can better tailor our products to best take advantage of the evolving market dynamics detailed earlier.

For leads, this includes better understanding of the needs and wants of consumers, so they can be matched with a dealer that is well positioned to meet those needs. In today’s environment, consumers make automotive buying decisions based on dimensions beyond just product, price and brand loyalty.

In fact, McKinsey research shows that 90 percent of consumers make purchasing decisions based on their shopping experience, not on any form of loyalty. That is telling in that it highlights the importance of buyers and sellers sharing expectations around how the transactions should be managed.

For clicks, on our last call, we stated that we would deploy a revised click algorithm by the end of the year. I’m happy to report that as of October 24, 10 percent of our click traffic was exposed to this new algorithm that is using more than 31 data points to match consumers and clients as opposed to the historical approach of 3 data points. Also, this approach includes a machine learning component that will help us stay current with the changing needs of consumers and clients.

Up to this point, the new click algorithm has already begun to show early signs of improving the consumer-to-client match, which is enhancing monetization. In fact, beginning on November 6, we began to expose 25 percent of our click traffic to the new algorithm, giving these – given these early strong results.

And for e-mails, this medium provides us with sequential messaging opportunities for clients. Also, these messages can be optimized based on the wealth of first-party data that we generate. A more database marketing approach to managing this unleveraged asset should help enhance our monetization efforts and the value of our other 2 core lead and click products over time.

Equally important to each of these individual product investments, we’re keenly focused on the integration of our products into a more unified solution. We want our lead data to speak to our clicks and both sets of data to speak to our e-mail marketing campaigns. These 3 product - key products will be working together with the ultimate goals monetizing every add and pricing we generate across these products.

As I mentioned earlier, historically, we have under-invested in our mobile experience. There is opportunity for business improvement through mobile enablement, and ultimately, mobile optimization. This lack of investment has led to sell-off more customer experience, lower lead and click traffic and conversion rates.

In closing, I’d like to reiterate a few key points. I’m very pleased with the progress that we’ve made and the steps we’ve taken to address our challenges over the last 7 months. The execution of our turnaround is proceeding according to plan.

There are opportunities to be more efficient with the existing resources we have today, and to compete more effectively with – for our clients’ marketing spend. Marketing efficiency is critical in the automotive industry, and we aim to continue to be at the forefront of helping our clients achieve their goals and market their brands ahead of our own.

As we look ahead to 2019, we have every expectation of returning to growth and margin expansion. However, it will take some time as we continue to integrate and invest in our products, improve our operational execution, simplify our organization and invest in our people.

I thank all of our shareholders for their patience and look forward to the journey ahead. With that, we’ll now open up the call for questions.

Operator:                      Thank you sir. Ladies and gentlemen, if you have a question at this time please press the star then the number one key on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Again, that’s star then one to ask a question.

To prevent any background noise, we ask that you please place your line on mute once your question has been stated.

And our first question will come from Sameet Sinha from B. Riley FBR.

Lee T. Krowl:               This is actually Lee Krowl filling in for Sameet. A lot to digest here, especially with the new metrics, but definitely a great overview. Just wanted to start out on the traffic acquisition strategies.

I know you kind of discussed them briefly but can you just maybe dive in a little bit deeper on the specific changes you’ve made? And just kind of surprised how quickly they’re starting to materialize into tangible results. So may be a little more detail would be helpful to start out.

Jared R. Rowe:            Wonderful. Good to chat with you, Lee. Thanks for the question. As we think about traffic acquisition, there’s a couple of key investments that we started to make.

One is we’ve really started to shift our acquisition strategy away from keyword buying and more focused on audience segmentation and audience segmentation – or segment targeting. That’s a fairly standard kind of macro trend that you’re seeing in search overall and we really haven’t taken advantage of it. So we’ve made significant investments in that area.

The second thing we’ve started to do is we have started to attack not just the acquisition side but also the engagement and the conversion side. I mentioned earlier in my prepared remarks about some of the investments we’re making on the mobile enablement side. We think that that’s going to bear some fruit for us as well. And we do think that that’s some low-hanging opportunity for us.

So a lot of our focus has really been around rebuilding our campaigns, focusing on revised segments of consumers and then making certain that we’re providing them with experiences that are optimized to click-through rate and conversion. Because like I’ve said on previous calls, it’s not just about buying the impressions, it’s about what you do with them once you get them and we have to be far more efficient and effective than we have in the past.

Lee T. Krowl:              Got it. And then switching over to clicks. It looks like the volume improved sequentially and it appears like that’s a function of pricing. Just kind of your thoughts, especially because it seems like it’s more of a priority now, your willingness to lower price to drive volumes. Should we expect that the revenue per click continues to trend lower as you try to attract more volumes?

Jared R. Rowe:            As we think about this, there’s a couple of components to this. One is the pricing rationalization. The second is making certain that the clicks get into the distribution channel that we want them to from a margin perspective.

So we’ve talked a lot about the lead side of the business and how there’s a margin differential between the retail side and the OEM side. And so getting that mix right will be an important part of how we expand margin in 2019.

The same dynamic’s actually true inside of the clicks business as well. We’ve got endemic buyers and we’ve got nonendemic bars of the clicks product. As you can imagine, the endemic buyers, the pricing is better, the margin is better as opposed to the nonendemic buyers. And the reason is because an endemic buyer values low funnel, high-quality automotive traffic more than an nonendemic buyer does.

So as we think about things, it’s about driving the volume but it’s also about making certain that the mix is optimized as well because we think, over time, that’ll have a positive impact on margin. So yes, you could see the revenue per click going down.

However, as long as we’re managing that appropriately and it’s going into the right channel, it could be and should be margin accretive over time. So again, the dynamic that we’re managing on the lead side is the same dynamic that we’re managing on the click side.

Lee T. Krowl:              Got it. And then just you kind of alluded to the fact that the infrastructure is quite dated. Is there a way to quantify maybe the quarterly CapEx required or investment that’s going to come on in order to modernize the platform?

Jared R. Rowe:            We’re still working through the final 2019 investment plan. We’ve got the forecast and we know we’re going to be able to – or we believe we’re going to be able to get back to growth and margin expansion and that includes the investment associated with the technology infrastructure.

Here’s, I guess, the way that I would frame the technology infrastructure investment requirements. And Lee, I’m going to try and answer your question, but I may not answer it quite as completely as you’d like. We believe that the infrastructure, as is sits today, will not necessarily impair our ability to drive the early stages of the turnaround.

We think we can improve the financial performance of this business with the very infrastructure we have. However, the later stages of the turnaround, we think are going to require a more up-to-date technology infrastructure.

So as we think about things, we think about how we feather this investment in over time and how do we calendarize it appropriately, so that we can continue to turn and drive what we have said we were going to do here today, which is we believe we’re going to be able to grow top line growth year-over-year and margin expansion next year. And that does include the investments that we’re going to need to turn the technology infrastructure over, over time.

To be quite candid with you, Lee, the kind of work that we’re going to have to do on our technology infrastructure is going to be a multiyear exercise. And again, we believe that we can actually feather the investments in as we improve the financial performance of the business.

Operator:                      Our next question comes from Eric Martinuzzi with Lake Street.

Eric Martinuzzi:           I wanted to take a look at the strategic review that you conducted. I’ve got you – I understand from the press release and your prepared remarks you’ve got new management and new metrics, but I didn’t see anything really a fundamental pivot or shift of divestments and acquisition, of getting out of one business, doubling down on something else.

It all seems kind of tactical to me as opposed to strategic. Was there a discussion at the board, at the management level as far as things like maybe getting out of used and doubling down on new; or getting out of clicks and doubling down on leads; Retail versus OEM; M&A; those kinds of things?

Jared R. Rowe:             Eric, yes, appreciate the question. Yes, we did. We did. And so when you actually look at the – what we’re putting forward here today, it actually does address some of the things you do and maybe just not as – that you mentioned there, just maybe not as directly as maybe we could have been, clearly.

We are going to continue to focus on new car. That is our dominant area of expertise and it’s where we think we can really add some value to the marketplace. That doesn’t mean that we won’t have a new car – or a used car component to our business, I’m sorry. It just means that it’ll be a much smaller component of our business than a new car side is. So we intend to stay focused on the new car side.

There are fewer competitors in that space, and again, we think we’re uniquely positioned to deliver value there. We also intend to really integrate our products into a solution. While that may not sound very strategic, it actually provides us with the ability to deliver far more value to our clients than we can when we think about our products as individual product SKUs.

So the clicks and the leads product working together much more closely with a much more data-informed approach, we think will actually be a strategic advantage for us over time, in particular, when you layer in the e-mail component, will allow us to do sequential messaging, multi-tier sequential messaging to the benefit of our consumers and our clients.

Also, we did reference early and it was a very small reference, about mobility. We believe that mobility services and figuring out how to connect buyers and sellers in ways other than just buying and selling cars is going to be an important part of our future. But that is about being a matchmaker. We also had a long conversation about some of the emerging trends from a search perspective.

So while today, just about everything we do is desktop or mobile, when you look at the search trends overall, voice search is coming online in a big way, image search is behind it. We intend to actually build our platform in such a way that we’re going to be able to position ourselves to take advantage of some of those trends over time as well.

Now, you asked the question about divestitures. Really, the divestitures came in the form of focus, and we mentioned a couple of those. We’re going to stop focusing on some things that we believe to be noncore, and we’re going to focus on really rebuilding our foundation here. So that’s where the divestitures really came in.

It’s not a true divestiture in terms of we sold something, but it’s a divestiture in the form of we’re not going to work on some things any more. We’re going to get focused on what drives real value. Also, in terms of acquisitions, I’m just a big believer that if you’re going to acquire something, you better have an operating model and a solid foundation as a business because, as you well know, it’s easy to buy stuff, it’s hard to actually integrate stuff.

We bought a bunch of companies over the last 4 years. We’re going to integrate them. We’re going to simplify this business. And we’re going to harden our infrastructure and our foundation in such a way so that when we want to be opportunistic, as it relates to acquiring capabilities, we’re better prepared to do it so that we can make the most out of those investments.

So we did talk about all that. This plan does encompass that thinking. A lot of it is tactical right now to be quite candid with you. Just understand we’re thinking strategically. We just know that we’ve got to do a bunch of tactical work to really harden our infrastructure and improve our financial performance, so that we can then successfully do some of the things that you mentioned.

Does that answer your question?

Eric Martinuzzi:          Yes. I have a follow-up question regarding the divestiture or the refocusing or more intense focusing. DealerX, in October 2017, Autobytel at the time spent $8 million for a license to DealerX.

Did that just go up in smoke? Or is there a potential to sell that license and somehow monetize that $8 million investment? I know it wasn’t on your watch, but is that over?

Jared R. Rowe:            Yes, I hear. That’s a good question, Eric. We don’t see any value – any way to harvest any value out of it going forward. We took a look at it and, quite frankly, we think we’re better off taking our finite resources and getting the focus back on some of the surer ways that we’ve got in front of us to enhance our consumer acquisition and conversion approaches.

So that is how we think about that. You never make a business decision based on a sunk cost and this is about how we really optimize our approach going forward, and we’re trying to spend a little less time, at least I am as a leader here, looking backwards. So that would be my answer to that, Eric.

Eric Martinuzzi:          OK. One of the other things that sometimes takes sometimes place after a strategic review is a restructuring that impacts headcount. I didn’t see it specifically highlighted here. I know you’ve been tuning your work force, certainly at the senior leadership level.

Have we – has there been a – some summation of the cost savings since you started implementing some of your changes? We pulled $2 million out of the cost structure on an annualized basis or we pulled $4 million – something to that extent in this refocusing of the effort there’s also a fine tuning of the headcount. Has anything like that taken place or is that in the works?

Jared R. Rowe:            Yes. No, it has. As we think about things, one of the reasons – I’m a big believer that restructuring should start at the top of an organization not the bottom. And so really what you saw with the change, I guess, it was a couple of months ago now is us creating capacity to reinvest back in the business and build some capabilities that we need to build.

So as we think about headcount, we think about it that way more than anything, which is as we manage this business and as we need capacity or investment dollars, we intend to find the capacity within the organization so that we can drive the changes we need to drive.

So it wasn’t that the restructuring was really focused on how we drop the money to the bottom line; it was more about how do we open up capacity to make the investments from a headcount perspective that we need to make, to add some capabilities to this business to actually really drive the turn that we’re working on.

Eric Martinuzzi:           OK. I know you’re not in a situation where you’re comfortable giving guidance, but you at least are talking to what I think is a primary concern for most people. We’ve got a contracting top line here. We actually had a decent Q3 versus consensus estimates, but Q3 is historically a seasonally strong one for AutoWeb.

A return to growth in 2019. Would you care to more clearly delineate the time line for that? Is this a first half phenomenon? Is this a second half 2019? What’s the board and the management’s thinking on the growth opportunity?

Jared R. Rowe:            I guess here is the way I would frame it, Eric, as Wes talked about the fact that we are going to need to continue to make investments into 2019. When you couple that with what I stated in our – in my prepared remarks about how we’re going to get to the annualized growth with margin expansion, I think, hopefully, that’ll help you kind of understand how we’re thinking about it.

We do have some investments to make yet and we’re going to continue to drive those investments into the business, but we don’t believe that those investments are going to inhibit our ability to actually get back to year-over-year growth and margin expansion in ‘19.

Eric Martinuzzi:          OK. All right. And then the dealer count, the sequential improvement that, obviously, you pointed that out and highlighted that as an example of some progress here. I go back to the seasonality question. Is partly the dealer count being up Q3 versus Q2 a symptom of seasonality? Or another way to ask that is, in Q4, could that dealer count decline versus Q3?

Jared R. Rowe:            We had 10 straight quarters of decline, and we were able to turn that last quarter. So I don’t think that was seasonality. In particular, since we actually made some very specific changes to our go-to-market approach, and we saw the impact of that. So I don’t believe it was seasonality last month. And we feel good about the momentum we have in Q4. So we’re starting off on the right foot here in Q4.

Operator:                     Thank you. As a reminder, ladies and gentlemen, that’s star then one to ask a question.

Our next question comes from Ed Woo with Ascendiant Capital.

Ed Woo:                       In terms of the restructuring or, I guess, strategic review, do you feel that most of the major review is done and any changes would be pretty minor, at least with the near term?

Jared R. Rowe:            Ed, thanks for the question. Yes, yes. We feel really good. We’re – the way I talk about it internally is we’re at the end of the beginning and the beginning of the next phase here. And that’s really how we’re viewing this.

Last quarter, we really started to implement some of the new thinking and is why you’re seeing some of the results you’re seeing here in the audience and in the dealer side. We’re really now kind of focused on the execution phase, really building momentum towards 2019, so that we can have a much stronger 2019 than we did 2018. So yes, absolutely, I think the strategic work is done. We’re now in the execution phase here.

Ed Woo:                       Great. And as part of your strategic view, how has the landscape, competitive landscape impacted your outlook? And what does it mean – does it make your job a lot tougher?

Jared R. Rowe:            No, we like the competitive landscape, believe it or not. And the reason we like it is because there aren’t many folks focused on new car, right? Most of the big players in the space are really focused on used car. We also like the fact that we have unique capabilities as it relates to search arbitrage and lead gen, right?

We’re the leader as it relates to lead gen in the new car industry. So we like the positioning of the business. To be quite candid with you, we also like the challenger brand aspect of this.

We think it gives us an opportunity to really focus on delivering value to the – to our – to the end clients and do it in a very cost-effective way for them. So there’s a lot of big players and there’s a lot folks who are very, very good at what they do. We just like the way the market is laid out as we sit today, and we like our chances to get this business back to where it should be.

Ed Woo: Great.            And my last question is just on your outlook for the car sales for the – in industry car sales. It looks like the Fed is going to keep raising rates and obviously, that’s going to be weighing out on the outlook of the industry car sales. Do you see that there’s going to be big changes near term or you think it’s something likely to happen in mid-2019 before the car sales really change from where it’s at currently?

Jared R. Rowe:            I think what we’ve hit is we’ve hit the peak and I think we’re going to start a slow decline here. When you take that all the way back, Ed, to the question you asked previously about the competitive landscape, that’s one of the reasons why I like our challenger brand positioning as we sit right now is because with demand pulling back a little bit, likely over the next several quarters, supply it still hasn’t been trimmed down the way you’d expect it to be.

So we know that there’s going to be a lot of vehicles that are going to need to be sold. And in an environment where OEMs and dealers are competing more heavily for the consumers, that’s actually good for us, not bad for us, because they’ll churn the market, which actually helps drive us forward as well as it positions us to, again, be a low-cost provider and support these folks in their needs of selling these vehicles.

So I do expect to see a more gradual decline over the next several quarters, which, again, I actually think will help us a little bit as we regain our footing.

Operator:                     Our next question comes from JP Geygan with Global Value Investment Corp.

James Philip Geygan:  I have 3 brief questions. You’ve talked a lot about your strategic plan, but I was hoping you might elaborate on how you arrived at this or the specific pain points it may have addressed? And then recognizing that it seems like you’re narrowing your focus or focusing your efforts, won’t your strategic plan or what you’re building internally help you to address any other markets in the future?

Jared R. Rowe:            All right. Excellent. And I’m – I’m sorry, JP. I got the first one, so it’s pain points addressed. Other verticals was another question. I – you said you had 3 and I think I might have missed one. My apologies.

James Philip Geygan:  Sure. Those were both parts of my first question. My second would be if you can talk a little bit about developing technology internally, whereas historically, the company seems to have purchased technology. And then 3 would be fairly straightforward. You seem to see some fairly optimistic signs. At what point do you anticipate being able to scale this platform in a meaningful way?

Jared R. Rowe:             Got it. OK. Thanks, JP. I apologize. OK. So the pain points that we think this approach addresses. A couple. I’ll talk about internal pain points and external pain points. From an internal perspective, there are multiple pain points inside this business because we really are kind of a loosely managed group of companies. So I’m going to talk about strategically internal and external.

Simplifying this business, getting refocused and building a more unified operating model, I think is going to reduce some of the complexity that we’ve had internally and allow us to execute much more completely.

On the external side, when you look at what’s going on inside of the car business, right, pricing bands have narrowed to the point where there aren’t a lot of bad deals in the industry anymore. Quality bands have narrowed to the point where there aren’t bad cars anymore. We also know that loyalty is not something that drives consumers’ purchase decisions.

Further, we see consumers making decisions around what vehicle to buy based on shopping experience more than other attributes. So we believe that this business is shifting from a commodity matcher to a matchmaker marketplace and we think we can lead that. You see a lot of folks in the industry trying to change the way dealers do business.

We don’t want to do that. We don’t think that’s our place. What we want to do is we want to help understand – or we want to understand, I’m sorry, what makes dealers special and unique. We want to understand what consumers value and we want to connect those 2.

We think that that is a real pain point in the industry, and we think we’re uniquely positioned to actually help both buyer and seller share expectations, so that when they actually interact to start the transaction, they’re starting off in a much better place than they do an awful lot these days when they don’t share expectations or they have misalignment around how the transaction should proceed.

So when we talk about the kind of one of the core underpinnings of our strategy, it really is that. This isn’t about a consumer who wants to buy a Ford in a ZIP Code, it’s more about a consumer who wants to buy a specific kind of vehicle in a market in a specific way. We think we’re well-positioned to evolve our business to be much more focused on the quality of the match as opposed to just the volume and the geography within which a dealer and a consumer reside.

Now, once you’ve got that, to your point, is that extensible to other verticals? Possibly. Absolutely possibly. We want to stay focused on automotive as we sit here though today. We think there’s a lot of good opportunity for us to drive growth. In the future, if – once we have this built and we feel good enough about it and we see other opportunities, we could absolutely be opportunistic.

But I can tell you as we sit right now, that’s not our focus. Our focus is how do we be the best automotive matchmaker that we can be because we see an awful lot of opportunity in this space if we can just accomplish that.

The second question you had was developing technology internally versus externally. I tend to agree with you. I think we’ve gone outside a bit more than we should as it relates to innovation and there’s 2 components here.

One is technology development and the other one, I would say, would be just innovation in general. I think you need a balanced approach. I think you need a mix. I think we’ve got good capabilities internally as it relates to technology. I just don’t think we’ve always maybe executed as effectively as we could. That’s more of a planning and execution issue than it is a core capabilities issue.

So I think we can get better at just delivering technology in a more efficient and effective way than we have historically. Because again, I like the assets and capabilities that we have in that regard.

Now, external technology development, that is something that we’re going to continue to look at as well. You need to have a blended approach, but I think you need to be smart about build versus buy versus rent. When we think about building technology, we’re going to be much more focused on what gives us a unique competitive advantage in the marketplace. That’s where we really need to spend our energy and our effort.

If it is more of a commodity function, I think you’ll see us focus a little bit more on either external sourcing or having people support us, because again, ultimately, we want to spend our energy and focus on the things that we do best and really differentiates us in the market.

Again, for what it’s worth, I will tell you, I think that from a technology development perspective, I think we’ve got some untapped ability here that’s mainly been driven by our execution model, and we are well down the road of assessing the opportunities for us to improve in that regard.

And then the last one you said is when do we get to start to scale the platform again. I will tell you again, and I don’t mean to be a broken record, I apologize, we expect to get to growth next year, we expect to get to margin expansion next year. So we expect to get to a point where we can start to rescale this platform next year, because if we didn’t rescale it, we wouldn’t be able to achieve those 2 objectives that we have.

James Philip Geygan:  Very good. Thank you for your time and we look forward to watching the business continue to develop.

Jared R. Rowe:            Thanks, JP. Hopefully, that was helpful.

Operator:                     At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Rowe for closing remarks.

Jared R. Rowe:            Well, anyway – I apologize folks, (I’ve set aside my script). Anyway, I just want to say thank you. Thanks everybody. We very much appreciate your time. We appreciate your interest. We very much appreciate your patience with this business. We do expect to get this business back to growth and profitability next year.

We know that 2018 has not been the best year for anyone involved, but we really like the assets and capabilities of this business, and we’re excited about where we’re heading in 2019. So we appreciate all the help. We appreciate the questions, and we look forward to the journey ahead. Thank you.

Operator:                      Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

END

NASDAQ: **AUTO**

autoweb

Investor Presentation

Nov 2018

Copyright © 2018 AutoWeb, Inc.

autoweb

Safe Harbor Statement and Non-GAAP Disclosures

NASDAQ: AUTO

The statements made in the accompanying conference call or contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. Words such as "anticipates," "could," "may," "estimates," "expects," "projects," "intends," "plans," "believes," "will" and words of similar substance used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements, including, that the company (i) believes that the auto environment we experienced for several years has been unsustainable, and the reality is beginning to settle in; (ii) believes that revenue growth and margin expansion will ultimately come from the execution of the following initiatives: (1) audience growth, (2) improved audience acquisition efficiency, (3) retail dealer count and lead capacity growth, (4) operational integration and simplification; and (5) enhanced consumer-to-client matchmaking; (iii) believes that moving away from commodity matching of buyers and sellers and toward more data-driven approaches to connect a specific, targeted buyer with a specific, targeted seller can help the company differentiate itself in the market, as well as improve both the margin and volume characteristics of the company's business; (iv) intends to take advantage of modern approaches to content optimization, of which the company has not availed itself historically and expects these investments to continue over the near-term as the company works to optimize its traffic acquisition methods, improve lead and click conversion and return to growth; (v) plans to grow its retail dealer count and capacity through better market segmentation and that the company believes it has a very compelling and cost effective solution for this client segment; (vi) intends to invest in its IT infrastructure and better integrate its operations in order to minimize redundancies, improve the velocity of change, and gain better control over internal investments and outcomes; and (vii) has every expectation of returning to growth and margin expansion in 2019, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. AutoWeb undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by AutoWeb; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in AutoWeb's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of AutoWeb and the market price of the Company's stock.

This presentation includes non-GAAP financial measures as defined by SEC Regulation G. AutoWeb's definitions of the non-GAAP financial measures used in this presentation and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the appendix of this presentation. In addition to the foregoing non-GAAP financial measures, for year-over-year comparisons, prior year results for all periods presented are adjusted to exclude the company's specialty finance leads product, which was divested on December 31, 2016, which comparisons and prior year results are also non-GAAP financial measures as defined by SEC Regulation G. The company's management believes that presenting non-GAAP income, non-GAAP EPS, adjusted gross profit, and adjusted gross margin and the adjusted year-over-year comparisons and prior year results provides useful information to investors regarding the underlying business trends and performance of the company's ongoing operations, as well as providing for more consistent period-over-period comparisons. These non-GAAP measures also assist management in its operational and financial decision-making and monitoring the company's performance. In addition, the company uses non-GAAP and non-GAAP EPS as a measure for determining incentive compensation targets. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure.

2

We Are a Digital Marketing Platform

NASDAQ: AUTO

- **AutoWeb is a digital marketing platform** providing advertising solutions for auto dealers & OEMs
- **We have an integrated suite of products:** leads, clicks, emails
  - **Lead Generation** – the top lead marketplace in the auto industry for franchise dealers and OEM dealer programs
  - **Pay-per-Click Advertising** – programmatic pay-per-click platform targeting high-intent auto shoppers at scale
  - **Email Remarketing Campaigns**
- **We connect millions of vehicle shoppers to our dealer distribution network** – includes 73% of all U.S. franchise dealers
- **New management in place** with strong track record of growing automotive digital marketing companies

Category Revenue Contributions[1]

Advertising
Automotive Leads & Services
($ in millions)
$72
3
69
2013
$99
4
95
2014
$127
11
117
2015
$150
25
126
2016
$142
34
108
2017
$127
31
96
TTM @ Sep-30

1) For comparative purposes, all chart figures exclude contribution from the company's specialty finance leads product, which was divested on Dec 31, 2016.

3

autoweb
NASDAQ: AUTO

Focused on the Growing Ad Channels

- Total automotive digital ad spend to reach $15B by 2020
  - Growing at a ~14% CAGR from 2016-2020
- E-mail marketing still accounts for ~10% of dealer online ad spend[2]
- Growth largely driven by core product channels, not listings
- Consumer shopping behavior continues to shift online
- Avg dealership visits prior to purchase:
  - 2005 – 5 dealerships
  - 2015 – 1.6 dealerships

Automotive Digital Ad Spend by Channel[1]

$7billion
$6billion
$5billion
$4billion
$3billion
$2billion
$1billion
Clicks
Display
Leads
Listings
'00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20
$9B
Market Size 2016
$15B
Market Size 2020

1) eMarketer.com estimates.
2) 2017 Borrell Automotive Outlook

Digital Ad Channels are Consistently Growing

4

We Have a Large Automotive Consumer Audience

NASDAQ: AUTO

Lead Traffic[1]
30.4
28.4
28.5
26.8
27.9
25.5
27.6
Q1'17
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18

Lead Volume[2]
2.2
2.0
2.1
1.8
1.8
1.7
1.9
Q1'17
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18

1) Lead traffic = total visits to AutoWeb's owned lead websites.
2) Lead volume = total new and used vehicle leads invoiced to retail and wholesale customers.

Targeting a Return to Lead & Traffic Growth

We Sell Millions of Clicks Every Year

NASDAQ: AUTO

Click Volume
6.5
6.2
7.3
7.3
8.2
6.3
6.6
Q1'17
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18

Revenue per Click[2]
$1.00
$1.05
$1.02
$1.08
$0.82
$0.92
$0.84
Q1'17
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18

1) Click Volume = the number of times during the applicable quarter that consumers clicked on advertisements on AutoWeb's click referral websites.
2) Revenue per click = total click revenue divided by click volume.

Lack of Product Investment has led to Consistent Declines

A Large OEM Distribution Channel

NASDAQ: AUTO

OEM Participation Vehicle Sales[1]
2%
98%
AUTO Participant
Not Participating

OEM Participation Count
21%
79%
AUTO Participant
Not Participating

- We sell new vehicle leads to 33 of the 42 automotive OEMs (approx. 79%)
- These 33 OEMs that participate in our new vehicle lead program represent 98% of total new vehicle sales in the U.S.

1) Automotive News; July 2018 YTD total U.S. new vehicle sales.

We Sell Leads to Nearly Every OEM with a Corporate Leads Program, Representing 98% of Total New Vehicle Sales

7

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Retail Distribution Channel has been Undermanaged

NASDAQ: AUTO

Retail Dealer Count[1]
3,911
3,647
3,242
3,008
2,744
2,550
2,577
Q1'17
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18

- AutoWeb delivers leads to approximately 73% of all franchise dealers in the U.S.
- Opportunity to return to dealer count growth by targeted market segmentation and pricing rationalization

1) Retail dealer count = the number of franchised dealers contracted for delivery of retail new vehicle leads plus the number of vehicle dealers (franchised or independent) contracted for delivery of retail used vehicle leads.

Returned to Dealer Count Growth in Q3 for the First Time in ~3 Years

8

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Whitespace for Retail Dealer Growth

NASDAQ: AUTO

- The top 150 dealer groups have approximately 3,660 dealers combined
- AutoWeb sells leads to less than 10% of those dealers
- It's estimated that the top 150 dealer groups account for over 25% of all U.S. new car sales
- Provides unique opportunity to take a segmented approach in growing our dealer network

Top 150 Dealer Groups
345
3,315
Unenrolled Dealers
Enrolled Dealers

AUTO is Underpenetrated in the Top 150 Dealer Groups

9

autoweb

And Whitespace for Increased Capacity

NASDAQ: AUTO

- **Retail Lead Capacity** = the total number of lead requests from our retail dealer network (our max target)
- **AutoWeb has not grown its retail lead capacity target since Q4'15**
- **We expect to improve lead capacity** by growing our retail dealer network, re-investing in our products and enhancing our consumer-to-client matchmaking processes

Retail Lead Capacity
703,194
647,785
577,632
527,988
487,074
449,326
441,341
Q1'17
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18

AutoWeb has Room to Grow within its Current Dealer Footprint

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NASDAQ: AUTO

Our Differentiator – High Buy Rates

Buy Rates - AutoWeb Branded Sites
18%
17%
18%
19%
18%
17%
17%
Q1'17
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18

- We estimate[1] buy rates that reflect how many consumers who submitted leads through AutoWeb sites purchased vehicles, and how many consumers were lost to other dealers
- Most competitors rely only on feedback from dealers/manufacturers with minimal attribution
- ~80% of leads generated from one of our branded websites, with the other ~20% coming from third-party lead providers

1) Estimated buy rates based on vehicle registration data and internal analysis. Buy rates are calculated using a three-month rolling average of 90 day close rates.

Track Record of Providing Consistent Lead Quality

11

We Help Sell Cars

NASDAQ: AUTO

- New cars: Consumers submitting leads via AutoWeb network accounted for 3.5 million+ new retail sales from 2012-2017
  - This represents an average of ~4% of all U.S. Light Vehicle New Retail Sales from 2012-2017
- Used cars: Monetization model focused on cost per lead vs. typical subscription/listings model

U.S. LV New & Used Retail Sales by AutoWeb Consumers
Retail New
Retail Used
469,422
435,221
483,923
501,688
539,775
590,087
614,349
606,302
837,430
748,404
697,918
610,396
2012
2013
2014
2015
2016
2017

AutoWeb Consumers Accounted for ~4% of Annual US LV New Retail Sales

12

NASDAQ: AUTO

Financial Performance can be Improved

($ in millions)

Automotive Leads & Services
Advertising
$34.6
3.8
30.8
FY16
$37.3
8.0
29.4
FY17
$32.3
8.1
24.3
FY18
Q1
$34.6
5.3
29.3
FY16
$34.6
8.0
26.6
FY17
$29.3
6.9
22.3
FY18
Q2
$42.2
7.4
34.9
FY16
$36.9
8.9
27.9
FY17
$31.7
6.6
25.1
FY18
Q3
$34.8
3.7
31.1
FY15
$39.0
8.1
30.8
FY16
$33.3
9.2
24.1
FY17
Q4

- Q3'18 – We continue to experience lower revenues resulting from lower retail dealer count and lower lead & click volumes
- Working to improve our product quality, market segmentation and traffic acquisition strategies to return to growth

13

1) For comparative purposes, all chart figures exclude contribution from the company's specialty finance leads product, which was divested on Dec 31, 2016. See appendix for reconciliation.

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Our New Guiding Principles

NASDAQ: AUTO

Vision/Mission

- Re-establish AutoWeb as a premier matchmaker of consumers and automotive providers through our data-driven platform
- Simplify the online car shopping experience by creating innovative digital media solutions that market our clients' brand ahead of our own
- Integrate our product suite to better serve our dealer & OEM clients with high-quality performance-managed campaigns that include detailed attribution
- Provide ourselves with the best opportunity to monetize every ad impression we generate across each of our product categories

How We Get There: *5 Key Pillars*

Grow our Audience
(traffic)

Expand Distribution
(retail dealer count & capacity)

Improve Efficiency
(audience acquisition)

Operational Integration
(simplification)

Product Innovation
(enhance consumer-client matchmaking)

5 Key Pillars to Return AutoWeb to its Premier Market Position

14

autoweb

Contact Us

NASDAQ: AUTO

COMPANY CONTACT

Wesley Ozima

Interim Chief Financial Officer

949-225-4543

AUTOWEB, INC.

18872 MacArthur Blvd, Suite 200

Irvine, CA 92612

INVESTOR RELATIONS

Sean Mansouri or Cody Slach

Liolios Group, Inc.

949-574-3860

AUTO@liolios.com

About AutoWeb Inc.

AutoWeb Inc. provides high quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions.

The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com, and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online. Investors and other interested parties can receive AutoWeb news alerts and special event invitations by accessing the online registration form at investor.autoweb.com/alerts.cfm.

15

Appendix

- *Key Stats*
- *Balance Sheet*
- *Retail Auto Sales Forecast*
- *OEM Sales*
- *Financial Overview*
- *Reconciliation Tables*

autoweb

Key Stats[1]

NASDAQ: AUTO

Trading Data *(Nov 7, 2018)*	
Stock Price	***$2.37***
52 Wk. High/Low	*$9.91/$2.24*
Avg. Daily Vol. (3 mo)	*41,347*
Shares Outstanding	*12.9M*
Institutional Holdings	*42%*
Insider Holdings	*23%*

Valuation Measures	
Market Cap	***$30.7M***
Enterprise Value	*$15.9M*
EV/Revenue	*0.1x*

Financial Highlights *(ttm @ Sep 30, 2018)*	
Revenues	***$126.7M***
Gross Margin	*14.0%*
Adj. Gross Margin[2]	*21.1%*
Diluted EPS	*$(7.86)*
Non-GAAP EPS[3]	*$(0.47)*
Cash & Equiv.	***$15.8M***
Total Assets	*$60.6M*
Total Debt	*$1.0M*
Total Liabilities	*$22.3M*
Total Equity	*$38.3M*

AUTO Daily
11/07/18
Volume
©BigCharts.com

Revenue
Non-GAAP EPS³
$99M
$0.76
$127M
$1.19
$150M
$1.27
$142M
$0.64
$127M
($0.47)
FY14
FY15
FY16
FY17
TTM@ Sep-30

Data sources: Yahoo! Finance, S&P Capital IQ, company filings.

1) For comparative purposes, all chart figures exclude contribution from the company's specialty finance leads product, which was divested on Dec 31, 2016.
2) Adjusted gross margin is defined as GAAP gross margin excluding the impact of the one-time cost of revenues-impairment charge due to the DealerX platform license.
3) Non-GAAP EPS is defined as net income, plus amortization of acquired intangibles, non-cash stock compensation, taxes, gain on investment, severance costs and acquisition related expenses, plus litigation settlements, divided by weighted average diluted shares outstanding. See appendix for reconciliation.

17

autoweb

Balance Sheet Supports Growth

NASDAQ: AUTO

- $15.8 million cash
- $8.0 revolving line of credit repaid by Mar 31, 2018; $1.0 million convertible note due Jan 31, 2019
- As of Dec 31, 2017, $100.2 million net operating loss carryforwards
  - $74.0 million federal; $26.2 million state
  - Federal NOLs do not expire until 2025 and beyond
  - Although NOLs have a full valuation allowance due to accounting rules, we still have the full value available to us

Select Balance Sheet Items

$ Millions	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017
Cash & cash equivalents	$15.8	$18.3	$15.2	$25.0
Receivables	25.3	24.1	25.0	25.9
Net deferred tax assets	-	-	-	-
Total assets	**60.6**	**74.8**	**75.0**	**92.9**
Debt	1.0	1.0	1.0	9.0
Total liabilities	**22.3**	**20.2**	**16.4**	**25.7**
Total stockholders' equity	**38.3**	**54.5**	**58.6**	**67.2**

18

NASDAQ: AUTO

Annual Retail Auto Sales Forecast[1]

U.S. LV Sales Forecast – 2009 to 2018E
(millions)
Retail LV Sales
Total LV Sales
-21%
10.4
-19%
8.6
+12%
11.6
+7%
9.2
+9%
12.7
+12%
10.3
+14%
14.5
+14%
11.7
+8%
15.6
+9%
12.8
+6%
16.5
+6%
13.6
+6%
17.5
+5%
14.3
0%
17.5
-1%
14.1
-2%
17.1
-1%
13.9
+1%
17.2
-1%
13.8
2009A
2010A
2011A
2012A
2013A
2014A
2015A
2016A
2017A
2018E

- 2018 U.S. light vehicle sales forecast up slightly to 17.2 million units
  - **:Up ~1% YoY**
- 2018 U.S. retail light vehicle sales forecast down slightly to 13.8 million units
  - **Down ~1% YoY**

1) J.D Power/LMC Automotive, Oct 2018.

19

AutoWeb Drives OEM Sales

NASDAQ: AUTO

% New Vehicle Retail Sales from AutoWeb Consumers
(January – June 2018)[1]

9.9%
7.0%
6.7%
6.6%
5.8%
5.1%
4.9%
4.7%
4.7%
4.6%
4.4%
4.3%
4.0%
3.6%
3.4%
3.4%
3.3%
3.3%
3.0%
Genesis
Hyundai
Subaru
Kia
Mitsubishi
Mazda
Buick
Honda
Lincoln
Nissan
Fiat
Toyota
Volkswagen
Chevrolet
Ford
Smartcar
GMC
Chrysler
Volvo

- AutoWeb is one of the largest providers of leads for OEMs with a leads program
- For most of these OEMs, AutoWeb leads generate 4% - 7% of their total sales

1) Reflects sales in the first 6 months of 2018 from leads submitted in October 2017 to June 2018.

Quality Third Party Leads are Essential to OEMs & Dealers

autoweb

Financial Overview[1]

NASDAQ: AUTO

	2017				2018		
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Revenue ($M)	$37.3	$34.6	$36.9	$33.3	$32.3	$29.3	$31.7
Gross Profit ($M)	$12.9	$10.6	$11.1	$8.1	$7.7	$5.5	($3.6)
Adjusted Gross Profit ($M)[1]	$12.9	$10.6	$11.1	$8.1	$7.7	$5.5	$5.4
Gross Margin	34.6%	30.7%	30.1%	24.4%	23.8%	18.9%	-11.4%
Adjusted Gross Margin[2]	34.6%	30.7%	30.1%	24.4%	23.8%	18.9%	17.1%
Operating Expenses ($M)	$11.7	$10.4	$10.8	$48.4	$18.0	$10.9	$14.4
Operating Margin	3.2%	0.7%	0.7%	-120.9%	-31.8%	-18.5%	-56.8%
Net Income/(Loss) ($M)	$0.5	$0.3	$0.1	($65.8)	($10.3)	($5.2)	($18.0)
GAAP EPS Diluted	$0.04	$0.02	$0.01	($5.55)	($0.81)	($0.41)	($1.41)
Non-GAAP Income ($M)[3]	$3.5	$2.5	$2.4	$0.1	($0.9)	($2.8)	($2.4)
Non-GAAP EPS[4]	$0.26	$0.19	$0.18	$0.01	($0.07)	($0.22)	($0.19)
Cash ($M)	$39.6	$44.6	$44.7	$25.0	$15.2	$18.3	$15.8
Cash Flow From Operations ($M)	$3.5	$6.5	$2.5	($1.0)	($4.5)	($0.0)	($2.0)
Closing Stock Price	$12.53	$12.61	$6.89	$9.01	$2.98	$4.52	$2.96

The above financials are impacted by rounding to the nearest $0.1M.

1) Adjusted Gross Profit is GAAP gross profit less Cost of revenues - impairment charges - see Adjusted gross profit and gross margin reconciliation in the appendix.
2) Adjusted Gross Margin is GAAP gross margin less impact of Cost of revenues - impairment charges - see Adusted gross profit and gross margin reconciliation in the appendix.
3) Non-GAAP Income/(Loss) is equal to net income/(loss) plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, severance costs and acquisition related expenses, plus litigation settlements. See appendix for reconciliation.
4) Non-GAAP EPS is non-GAAP income/(loss) divided by weighted average diluted shares outstanding. See appendix for reconciliation.

21

Reconciliation of Specialty Finance Divestiture – Schedule A

NASDAQ: AUTO

($ millions)	FY 2014	FY 2015	FY 2016
Revenue	$106.3	$133.2	$156.7
Finance Leads	$6.9	$6.5	$6.3
Adjusted Revenue	$99.4	$126.7	$150.4

	FY 2014	FY 2015	FY 2016
Non-GAAP Income	$9.3	$15.4	$17.3
Finance Leads	$0.8	$0.4	$0.5
Adjusted Non-GAAP Income	$8.5	$15.0	$16.8

	FY 2014	FY 2015	FY 2016
Non-GAAP EPS	$0.83	$1.22	$1.30
Finance Leads	$0.07	$0.03	$0.03
Adjusted Non-GAAP EPS	$0.76	$1.19	$1.27

The above financials are impacted by rounding to the nearest $0.1M.

1) Non-GAAP Income is equal to net income/(loss) plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, severance costs, acquisition related expenses, goodwill impairment, plus litigation settlements. See appendix for reconciliation.
2) Non-GAAP EPS is non-GAAP income divided by weighted average diluted shares outstanding.

22

Reconciliation of Specialty Finance Divestiture – Schedule B

NASDAQ: AUTO

($ millions)	2015 Q4	2016 Q1	2016 Q2	2016 Q3	2016 Q4
Revenue	$36.4	$36.2	$36.1	$43.9	$40.4
Finance Leads	$1.6	$1.6	$1.6	$1.7	$1.4
Adjusted Revenue	$34.8	$34.6	$34.6	$42.2	$39.0

The above financials are impacted by rounding to the nearest $0.1M.

23

Non-GAAP EPS Reconciliation

NASDAQ: AUTO

	2017				2018		
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Net Income/(Loss) ($M)	$0.5	$0.3	$0.1	($65.8)	($10.3)	($5.2)	($18.0)
Amortization of Acquired Intangibles ($M)	$1.4	$1.4	$1.3	$1.7	$1.7	$1.7	$1.6
Non-Cash Stock Compensation ($M)	$1.0	$0.9	$1.0	$1.2	$1.6	$0.9	$1.8
Income Taxes ($M)	$0.6	($0.2)	$0.1	$24.9	$0.0	$0.0	$0.0
Litigation Settlements ($M)	($0.0)	($0.0)	($0.0)	($0.0)	($0.0)	($0.0)	($0.0)
(Gain) loss on Investment ($M)	$0.0	$0.0	$0.0	$0.6	$0.0	($0.1)	$0.1
Long-lived asset impairments	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$11.0
Goodwill impairment	$0.0	$0.0	$0.0	$37.7	$5.1	$0.0	$0.0
Acquisition / Severance Expenses / Goodwill ($M)	$0.0	$0.1	$0.0	$0.0	$1.0	$0.0	$1.1
Non-GAAP Income ($M)	$3.5	$2.5	$2.4	$0.1	($0.9)	($2.8)	($2.4)
Weighted Average Diluted Shares (k)	13,309	13,344	13,201	13,452	12,617	12,726	12,787
Non-GAAP EPS	$0.26	$0.19	$0.18	$0.01	($0.07)	($0.22)	($0.19)

The above financials are impacted by rounding to the nearest $0.1M.

24

Adjusted Gross Profit Reconciliation

NASDAQ: AUTO

($ millions)	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Total Revenues	$31.7	$36.9	$93.3	$108.8
Cost of revenues	26	26	75	74
Cost of revenues - impairment	9	-	9	-
Gross (loss) profit	(4)	11	10	35
Non-GAAP adjustments:				
Cost of Revenue - impairment	9	-	9	-
Adjusted gross profit	$5.4	$11.1	$18.6	$34.6
Gross margin	-11.3%	30.1%	10.3%	31.8%
Non-GAAP adjustments:				
Cost of Revenue - impairment	28.4%	0.0%	9.7%	0.0%
Adjusted gross margin	17.1%	30.1%	20.0%	31.8%

The above financials are impacted by rounding to the nearest $0.1M.

25